Exhibit 99.B(l)

SEI Investments Company
One Freedom Valley Drive
Oaks, Pennsylvania 19456

March 28, 2022

SEI Exchange Traded Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Re:	Subscription for the Purchase of Shares of Beneficial Interest of SEI Exchange Traded Funds

Ladies and Gentlemen:

SEI Investments Company (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of SEI Exchange Traded Funds (the “Trust”) as follows:

	Number of	Price per	Aggregate
Fund	Shares	Share	Price
SEI Enhanced U.S. Large Cap Quality Factor ETF	1,000	$25.00	$25,000
SEI Enhanced U.S. Large Cap Momentum Factor ETF	1,000	$25.00	$25,000
SEI Enhanced U.S. Large Cap Value Factor ETF	1,000	$25.00	$25,000
SEI Enhanced Low Volatility U.S. Large Cap ETF	1,000	$25.00	$25,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

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If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/ Paul F. Klauder
Name: Paul F. Klauder
Title: Authorized Signer

Agreed and accepted as March 28, 2022:

SEI Exchange Traded Funds

/s/ Stephen G. MacRae
By: Stephen G. MacRae
Title: Vice President